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Law Department




                                         April 1, 1994




Securities and Exchange Commission
Operations Center
Stop 0-7
6432 General Green Way
Alexandria, VA  22312

      Re:  Proxy Solicitation Materials for McDonnell Douglas
           Corporation's 1994 Annual Meeting of Shareholders

Ladies and Gentlemen:

     Pursuant to Rule 14a-6(b), enclosed (via EDGAR transmission) please find a copy of the following solicitation materials: (i) an announcement relating to employees exercising their voting rights, which will be distributed and made electronically available to McDonnell Douglas employees and (ii) an employee paycheck stub announcement.

     Copies of the announcements are also being mailed to the New York and Pacific Stock Exchanges today. If you have any questions regarding the enclosed material, please call me at (314) 232-2158.


                                Very truly yours,


                                /s/ Eric R. Fencl
                                Eric R. Fencl
                                Counsel


cc:  New York Stock Exchange (5 copies of enclosure)
     Pacific Stock Exchange (4 copies of enclosure)